Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-187774 on Form S-8, No. 333-198640 on Form S-3, and No. 333-213183-13 on Form S-4 of our reports dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Pinnacle Foods Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 25, 2016.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 23, 2017